Exhibit 99.1

The Hanover Reports First Quarter Net Income of $1.80 per Diluted Share;

Record First Quarter Operating Income(1) of $1.64 per Diluted Share;

Combined Ratio of 95.0%, including Catastrophe Impact of 2.7 points

WORCESTER, Mass., May 4, 2016—The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $78.2 million, or $1.80 per diluted share, for the first quarter of 2016, compared to net income of $54.9 million, or $1.22 per diluted share, in the prior-year quarter. Operating income was $71.5 million, or $1.64 per diluted share, for the first quarter of 2016, compared to $57.1 million, or $1.27 per diluted share, in the prior-year quarter.

First Quarter Highlights

•	Growth in operating income per share of 29.1%
•	Combined ratio of 95.0%, including 2.7 points of catastrophe losses
•	Net premiums written of $1.1 billion; the decrease from the prior year was principally driven by Chaucer’s disposal of its U.K. motor business in June 2015; U.S. net premiums written grew 3.6%
•	Continued price increases in Commercial and Personal Lines
•	Net investment income of $68.3 million; earned investment yield in line with the prior-year quarter
•	Book value per share of $69.30, up 4.7% from December 31, 2015, and up 5.1% from March 31, 2015
•	Repurchased approximately 610,000 shares of common stock for $48.4 million at an average price of $79.23 per share
•	On April 8, 2016, issued $375 million of Senior Unsecured Notes due in 2026 with a coupon of 4.50%

	Three months ended March 31
(In millions, except per share data)	2016	2015
Net premiums written	$1,144.3	$1,215.1
Operating income	71.5	57.1
per diluted share	1.64	1.27
Net income	78.2	54.9
per diluted share	1.80	1.22
Net investment income	68.3	70.1
Book value per share	$69.30	$65.92
Ending shares outstanding	42.7	44.0
Combined ratio	95.0%	97.1%
Combined ratio, excluding catastrophes(2)	92.3%	92.0%

(1)	See information about this and other footnotes throughout this press release on the final page of this document.

“We had a very strong quarter, setting up a solid start to the year,” said Frederick H. Eppinger, president and chief executive officer at The Hanover. “We are very pleased to report record first quarter operating income of $1.64 per share, up 29% from the same period last year. We continue to successfully execute our strategy across all segments and improve the quality and mix of our business, allowing us to succeed in the current market environment, as well as in the long-term.

“Domestic businesses grew 4% in the quarter, benefiting from price increases of 4.3% in Core Commercial Lines, and 5% in Personal Lines. All our businesses have strong momentum supported by resilient pricing, solid retention, favorable mix and deep agency relationships, which position us well to continue to grow and deliver improved returns,” Eppinger said.

“At Chaucer, we prudently navigated the challenging environment at Lloyd’s by sustaining our strong market leadership position and underwriting profitability. Additionally, we broadened our expertise in specialty classes and capitalized on strategic business opportunities, including the recently announced partnership with AXA in Africa,” he said.

“Our book value per share increased to $69.30, up 4.7% since December 31, 2015. With a solid ROE of 10.6% for the quarter, we are steadily moving up in our earnings trajectory and we are pleased with the prospects that lie ahead,” Eppinger concluded.

First Quarter Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $42.7 million, compared to $31.2 million in the first quarter of 2015. The Commercial Lines combined ratio was 99.2%, compared to 101.0% in the prior-year quarter. Catastrophe losses were $18.9 million, or 3.3 points of the combined ratio, compared to $33.9 million, or 6.2 points, in the prior-year quarter. First quarter 2016 results also reflected net unfavorable prior-year loss reserve development of $20.1 million, or 3.5 points of the combined ratio, compared to $0.9 million, or 0.2 points, in the first quarter of 2015. The unfavorable development was primarily driven by certain previously terminated programs and business classes in AIX within Other commercial lines, and to a lesser extent, commercial multi-peril and auto, partially offset by favorable development in workers’ compensation.

Commercial Lines current accident year combined ratio, excluding catastrophe losses(3), declined by 2.2 points to 92.4%, compared to 94.6% in the prior-year quarter, with improvement observed in all major lines, due to lower than usual property losses in core lines in the quarter, as well as prior pricing and business mix initiatives.

Net premiums written were $604.3 million in the quarter, up 3.8% from the prior-year quarter, driven by pricing and strong retention.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

	Three months ended March 31
$ in millions	2016	2015
Net premiums written	$604.3	$581.9
Net premiums earned	571.4	546.2
Operating income before taxes	42.7	31.2

Loss and LAE ratio	63.0%	64.8%
Expense ratio(4)	36.2%	36.2%

Combined ratio	99.2%	101.0%

Combined ratio, excluding catastrophe losses	95.9%	94.8%
Current accident year combined ratio, excluding catastrophe losses	92.4%	94.6%

Personal Lines

Personal Lines operating income before taxes was $47.1 million in the quarter, compared to $22.3 million in the first quarter of 2015. The Personal Lines combined ratio was 91.4%, compared to 98.4% in the prior-year quarter. Catastrophe losses were $11.8 million, or 3.3 points of the combined ratio, compared to $25.5 million, or 7.2 points, in the prior-year quarter. First quarter 2016 results also reflected net favorable prior-year reserve development of $0.7 million, or 0.2 points of the combined ratio, compared to $2.2 million, or 0.6 points, in the first quarter of 2015.

Personal Lines current accident year combined ratio, excluding catastrophe losses, was 88.3%, compared to 91.8% in the prior-year quarter. The improvement was due to lower non-catastrophe weather-related losses in both the homeowners and auto lines, as well as the favorable impact of rate increases and improved business mix.

Net premiums written were $337.0 million in the quarter, up 3.2%, compared to the prior-year quarter, primarily due to rate increases, new business growth and improved retention.

The following table summarizes premiums and the components of the combined ratio in Personal Lines:

	Three months ended March 31
$ in millions	2016	2015
Net premiums written	$337.0	$326.4
Net premiums earned	358.6	352.9
Operating income before taxes	47.1	22.3

Loss and LAE ratio	63.3%	70.7%
Expense ratio	28.1%	27.7%

Combined ratio	91.4%	98.4%

Combined ratio, excluding catastrophe losses	88.1%	91.2%
Current accident year combined ratio, excluding catastrophe losses	88.3%	91.8%

Chaucer

Chaucer’s operating income before taxes was $33.7 million in the quarter, compared to $49.2 million in the first quarter of 2015. Chaucer’s combined ratio was 89.8%, compared to 88.6% in the prior-year quarter. Catastrophe losses were $0.5 million, or 0.2 points of the combined ratio, compared to $2.9 million, or 0.9 points, in the prior-year quarter. First quarter 2016 results also reflected net favorable prior-year reserve development of $29.7 million, or 13.4 points of the combined ratio, compared to $24.2 million, or 7.8 points, in the first quarter of 2015.

Chaucer’s current accident year combined ratio, excluding catastrophe losses, was 103.0%, compared to 95.5% in the prior-year quarter. Excluding the impact of the U.K. motor business transfer on June 30, 2015, the current accident year loss ratio, excluding catastrophes, increased by 8.2 points in the first quarter of 2016, compared to the same period last year. Current quarter results reflected large losses in the energy line and loss activity in political risk and trade credit coverages within the marine line, related to commodity price-sensitive accounts.

Net premiums written were $203.0 million in the quarter, down 33.8% over the prior-year quarter, partially due to the exit from the U.K. motor business. Excluding the effect of the U.K. motor exit, net premiums written declined by 20.2%, driven by increased use of reinsurance and lower writings in energy, aviation, and property lines in response to challenging market conditions.

The following table summarizes premiums and the components of the combined ratio in the Chaucer segment:

	Three months ended March 31
$ in millions	2016	2015
Net premiums written	$203.0	$306.8
Net premiums earned	221.3	311.9
Operating income before taxes	33.7	49.2

Loss and LAE ratio	50.9%	54.5%
Expense ratio	38.9%	34.1%

Combined ratio	89.8%	88.6%

Combined ratio, excluding catastrophe losses	89.6%	87.7%
Current accident year combined ratio, excluding catastrophe losses	103.0%	95.5%

Investments

Net investment income was $68.3 million for the first quarter of 2016, compared to $70.1 million in the prior-year period. The decrease in the quarter was due in large part to the transfer of the U.K. motor business and related investment assets in 2015. The average pre-tax earned yield on fixed maturities was 3.57% and 3.64% for the first quarters 2016 and 2015, respectively. The pre-tax earned yield on the total investment portfolio was 3.41% for both quarters.

Net realized investment gains were $1.5 million in the first quarter of 2016, including $20.9 million of impairment charges, which primarily related to energy holdings. In the first quarter of 2015, net realized investment gains were $9.4 million, including $2.7 million of impairment charges.

The company held $8.4 billion in cash and invested assets on March 31, 2016. Fixed maturities and cash represented 89% of the investment portfolio. Approximately 94% of the company’s fixed maturity portfolio is rated investment grade. Pre-tax net unrealized investment gains increased $154.2 million during the quarter to $255.1 million at March 31, 2016.

Capitalization, Shareholders’ Equity and Other Items

Book value per share was $69.30, up 4.7% from December 31, 2015 and 5.1% from March 31, 2015, primarily driven by an increase in unrealized investment gains and earnings accretion during the period. Book value per share, excluding net unrealized gains on investments was $63.52, up 1.3% from December 31, 2015 and 8.6% from March 31, 2015.

The company’s total capital at March 31, 2016 was $3.8 billion, including $803.4 million in long-term debt securities. On April 8, 2016, the company issued $375 million of Senior Unsecured Notes due in 2026 with a coupon of 4.50%. The company will use the net proceeds from the issuance of these notes to redeem its outstanding 7.50% notes due 2020 and 6.375% notes due 2021. In the second quarter 2016, the company expects to record a non-operating charge of approximately $58 million after-tax, or $1.33 per share, primarily related to certain “make-whole” redemption provisions.

During the first quarter the company repurchased approximately 610,000 shares of common stock for $48.4 million at an average price of $79.23 per share. On May 3, 2016, the company had approximately $240 million of remaining capacity under its existing share repurchase program.

Earnings Conference Call

The Hanover will host a conference call to discuss its first quarter results on Thursday, May 5, at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover website. Interested investors and others can listen to the call and access the presentation through The Hanover’s website, located at www.hanover.com, in the “Investors” section. Investors may access the conference call by dialing 1-866-825-1709; if calling internationally, please dial 1-617-213-8060; conference code: 65169310. Web-cast participants should go to the website 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this website approximately two hours after the call.

Financial Supplement

The Hanover’s first quarter earnings news release and financial supplement are available in the “Investors” section of the company’s website at www.hanover.com.

The Hanover Insurance Group, Inc.
Condensed Consolidated Balance Sheet
$ in millions	March 31 2016	December 31 2015
Assets
Total investments	$8,009.9	$7,953.4
Cash and cash equivalents	406.7	338.8
Premiums and accounts receivable, net	1,447.1	1,391.7
Reinsurance recoverable on paid and unpaid losses and unearned premiums	2,725.0	2,635.0
Other assets	1,439.0	1,462.3

Total assets	14,027.7	13,781.2

Liabilities
Loss and loss adjustment expense reserves	6,722.3	6,574.4
Unearned premiums	2,560.5	2,540.8
Debt	803.4	803.1
Other liabilities	984.5	1,018.5

Total liabilities	11,070.7	10,936.8

Total shareholders’ equity	2,957.0	2,844.4

Total liabilities and shareholders’ equity	$14,027.7	$13,781.2

The Hanover Insurance Group, Inc. Condensed Consolidated Income Statement
	Three months ended March 31
$ in millions	2016	2015
Revenues
Premiums earned	$1,151.3	$1,211.0
Net investment income	68.3	70.1
Total net realized investment gains	1.5	9.4
Fees and other income	6.5	8.2

Total revenues	1,227.6	1,298.7

Losses and expenses
Losses and loss adjustment expenses	699.6	773.1
Amortization of deferred acquisition costs	259.1	260.6
Interest expense	14.7	16.1
Other operating expenses	146.1	171.9

Total losses and expenses	1,119.5	1,221.7

Income from continuing operations before income taxes	108.1	77.0
Income tax expense	30.0	22.1

Income from continuing operations	78.1	54.9
Discontinued operations	0.1	—

Net income	$78.2	$54.9

The following is a reconciliation from operating income to net income(5):

The Hanover Insurance Group, Inc.
	Three months ended March 31
	2016		2015
(In millions, except per share data)	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted
Operating income (loss)
Commercial Lines	$42.7		$31.2
Personal Lines	47.1		22.3
Chaucer	33.7		49.2
Other	(3.1)		(2.3)

Total	120.4		100.4
Interest expense	(14.7)		(16.1)

Operating income before income taxes	105.7	$2.43	84.3	$1.87
Income tax expense on operating income	(34.2)	(0.79)	(27.2)	(0.60)

Operating income after income taxes	71.5	1.64	57.1	1.27
Other non-operating items:
Net realized investment gains	1.5	0.04	9.4	0.21
Loss from repurchase of debt	—	—	(16.7)	(0.37)
Other	0.7	0.01	—	—
Income tax benefit on other non-operating	4.4	0.10	5.1	0.11

Income from continuing operations, net of taxes	78.1	1.79	54.9	1.22
Discontinued operations, net of taxes	0.1	0.01	—	—

Net income	$78.2	$1.80	$54.9	$1.22

Weighted average shares outstanding		43.5		45.1

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “forecast”, “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance. Actual results could differ materially.

In particular, statements in this press release or in such conference call regarding our ability to achieve financial goals and generate strong earnings; profitable growth and target returns; deliver value to shareholders; long-term success; continued momentum; ability to succeed; future profitability; ability to drive top quartile returns; use of underwriting and claims management to manage impact of Commercial Lines development on results; ability to leverage pricing, business mix, expense ratio improvement and reserving actions to drive commercial underwriting improvement; Commercial Lines account size and agency strategy to help manage competitive rate pressure; industry specialization in Commercial Lines to help perform through the cycle; Specialty business as a source of profitable growth; confidence in Personal Lines underwriting and pricing to generate margin accretion; Personal Lines expense ratio; success of technology investments in Personal Lines; success and timing of Personal Lines’ entry into Pennsylvania; potential impact of macroeconomic trends on auto frequency; pricing and retention trends (including whether pricing will exceed loss costs); the potential impact of capital actions and business investments; terms and expectations for debt redemption make-whole provisions; balance sheet position; future margin improvement; the ability to manage the challenging market conditions and long-term financial targets related to Chaucer’s business; ability to create growth opportunities; success of Chaucer’s business initiatives to offset topline headwinds; ability to continue earnings growth and improvement through 2016; increased income from expected “higher yielding assets;” ability of energy investment holdings to manage through the cycle; transition and timing of new CEO and CFO; financial results and earnings guidance for the full year 2016, are all forward-looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development or with respect to lines of business which are more volatile, or with respect to which historical losses are less predictive of future losses, or “longer tail” products, or, with respect to Chaucer, reported premium and the impact of currency fluctuations; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial and economic environment on rates, investment income, foreign exchange rates, which affect Chaucer’s business and reported results, the investment portfolio and capital, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) inherent volatility with respect to certain businesses, as a result of man-made or natural catastrophes or otherwise; (vi) the impact of the evolving regulatory and legal environment, including the impact of the upcoming vote in the United Kingdom on exiting the European Union; and (vii) the inherent uncertainties of predicting future loss and pricing trends. Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance (which includes re-estimations of current or past performance) and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover Insurance Group, Inc. (“The Hanover”) with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under “Investors.” These uncertainties include the risks attendant to the announcements relating to the resignation of the company’s chief executive officer and the passing of its chief financial officer; the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts and reinsurance recoverables); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of future acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk; the impact of competition and consolidation in the industry and among agents and brokers; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions affecting Chaucer or the Society and Corporation of Lloyd’s; financial ratings actions; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions (including inflation, particularly in various sectors such as healthcare) and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments, reductions in market values as the result of increases in interest rates, and the inability to collect from reinsurers and the performance of the discontinued voluntary pools business.

Non-GAAP financial measures

As discussed on page 44 of the 2015 Annual Report, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and measures of operating income and loss ratios excluding catastrophe losses and reserve development. Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses), gains and losses from the repurchases of the company’s debt, other non-operating items, and results from discontinued operations, and, in the case of “operating income per share,” divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the 2015 Annual Report on pages 78-80.

Net realized investment gains and losses are excluded for purposes of presenting operating income since they are largely determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, the cumulative effect of accounting changes and certain other items. Operating income is the sum of the segment income from: Commercial Lines, Personal Lines, Chaucer and Other, after interest expense and taxes. Operating income may also be presented as “operating income before taxes”, which is operating income before interest expense and taxes. The Hanover believes that measures of operating income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight the portion of net income (loss) attributable to the core operations of the business.

The Hanover also provides measures of operating income and loss and combined ratios that exclude the effects of catastrophe losses (catastrophe losses as discussed here and in all other measures include catastrophe loss development). A catastrophe is a severe loss, resulting from natural and manmade events, including, among others, hurricanes tornadoes and other windstorms, earthquakes, hail, severe winter weather, fire, explosions, and terrorism. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of loss and combined ratios excluding reserve development is helpful to investors since it provides insight into both its estimate of current year accident results and the accuracy of prior-year estimates. Calendar year loss ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses or reserve development. Operating income and measures of operating income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of operating income to income from continuing operations and net income for the three months ended March 31, 2016 and 2015 is set forth in the table on page 7 of this document and in the financial supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

Book value per share, excluding net unrealized gains and losses, is also a non-GAAP measure. It is calculated as total shareholders’ equity excluding the after-tax effect of unrealized investment gains and losses, divided by the number of common shares outstanding.

About The Hanover

The Hanover Insurance Group, Inc., based in Worcester, Mass. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. For more than 160 years, The Hanover has provided a wide range of property and casualty products and services to businesses, individuals, and families. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, the company offers specialized coverages for small and mid-sized businesses, as well as insurance protection for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd’s of London in several major insurance and reinsurance classes, including marine, casualty, property and energy. For more information, please visit hanover.com.

Contact Information

Investors: Oksana Lukasheva E-mail: olukasheva@hanover.com 1-508-855-2063	Media: Michael F. Buckley E-mail: mibuckley@hanover.com 1-508-855-3099

Definition of Reported Segments

Continuing operations include four operating segments: Commercial Lines, Personal Lines, Chaucer, and Other. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as specialty program business, inland marine, management and professional liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Chaucer reporting segment represents The Hanover’s international business written through Lloyd’s of London in several major insurance and reinsurance classes, including property, marine and aviation, energy, and casualty. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of voluntary pools business in which we have not actively participated since 1995.

Endnotes

(1) Operating income (loss) and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of the three business segments, is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 7 of this press release. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(2) Combined ratio, excluding catastrophes (catastrophe losses as discussed here and in all other measures include catastrophe loss development), is a non-GAAP measure. This measure and measures excluding prior-year reserve development (“accident-year” ratios) are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the closest GAAP measure. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(3) Current accident year combined ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the combined ratio, excluding prior-year reserve development and catastrophe losses. This measure also is used later in this document. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(4) Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.

(5) The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis. Operating income (loss) is determined by adjusting net income for net realized investment gains and losses. These gains and losses are excluded because they are determined by interest rates, financial markets and the timing of sales. Also, operating income excludes net gains and losses on disposals of businesses, discontinued operations, gains and losses from the repayment of debt, restructuring costs, the cumulative effect of accounting changes and certain other items.